Exhibit F

Republic of the Philippines Department of Finance Office of the Secretary Department of Finance Building BSP Complex Manila 1004 Philippines

Our ref                     DFJ/DESS/PAP/67738-00065 HK:5649095.2

November 19, 2008

Ladies and Gentlemen,

We have acted as special United States counsel for the Republic of the Philippines (the “Republic”) in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the Republic’s registration statement under Schedule B (the “Registration Statement”) relating to the offering from time to time, as set forth in the Registration Statement, the form of prospectus contained therein (the “Prospectus”) and one or more supplements to the Prospectus, of the Republic’s debt securities (the “Debt Securities”) and warrants. The Debt Securities are to be issued in one or more series in accordance with the provisions of the Fiscal Agency Agreement dated as of October 4, 1999 and supplemented as of February 26, 2004 and January 11, 2006 (the “Fiscal Agency Agreement”) between the Republic and The Bank of New York (as successor in interest to JPMorgan Chase Bank, N.A.) as fiscal agent (the “Fiscal Agent”).

We have reviewed the originals or copies certified or otherwise identified to our satisfaction of such instruments and other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that when the Debt Securities of a particular series offered pursuant to the Registration Statement or pursuant to any registration statement related thereto filed by the Republic with the Commission pursuant to Rule 462(b) under the Securities Act have been duly authorized by the Republic, duly executed and authenticated in accordance with the Fiscal Agency Agreement and duly delivered to and paid for by the purchasers thereof, such Debt Securities will constitute valid, binding and enforceable obligations of the Republic, entitled to the benefits of the Fiscal Agency Agreement.

The foregoing opinion is subject to the following qualifications: (i) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity; (ii) such opinion is subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights; (iii) the enforceability in the United States of America of the waiver or immunities by the Republic as set forth in the Fiscal Agency Agreement and the Debt Securities is subject to the limitations imposed by the Foreign Sovereign Immunities Act of 1976; and (iv) we express no opinion as to the subject matter jurisdiction of any United States federal court to adjudicate any action where jurisdiction based on diversity of citizenship under 28 U.S.C.§1332 does not exist. In addition, we have assumed that each of the Republic and the Fiscal Agent will have satisfied those legal requirements that are applicable to it to the extent necessary to make the Fiscal Agency Agreement and the Debt Securities (with respect to the Republic) enforceable against it (except that no such assumption is made as to the Republic regarding matters of the federal law of the United States of America or the law of the State of New York).

Managing Partner, Asia	Catherine A. Husted	Peter W. Thorp[1]	Registered Foreign Lawyers
Thomas E.W. Brown	David J. Kidd	Joseph L.B. Tse	James F. Grandolfo[3]
	Michael S.L. Liu	Chun Fai Woo	Jeremy D. Hunt[2]
Partners	Vicki Liu	Cheung Ying Yeung	David F. Johnson[3]
Simon H. Berry	Roger S.W.Y. Lui		Linda K.K. Lee[2]
Simon C.G. Black[1]	William J. McAuliffe		Yvonne E.M. Siew[2]
Kenneth D.C. Chan[5]	Jane M.S. Ng	Solicitor	Walter H.S. Son[2,4]
Stanley Chow	Simon J. Reid-Kay	Matthew P. Hebburn
Matthew P. Gearing	Angus J. Ross
Andrew J B. Harrow

[1]	Non-resident in Hong Kong
[2]	Admitted to practise in England and Wales
[3]	Admitted to practise in New York
[4]	Admitted to practise in California
[5]	China Appointed Attesting Officer

Allen & Overy is affiliated with Allen & Overy LLP, a limited liability partnership registered in England and Wales with registered office at One Bishops Square, London E1 6AD.

Allen & Overy LLP or an affiliated undertaking has an office in each of: Abu Dhabi, Amsterdam, Antwerp, Bangkok, Beijing, Bratislava, Brussels, Bucharest (associated office), Budapest, Dubai, Dūsseldorf, Frankfurt, Hamburg, Hong Kong, London, Luxembourg, Madrid, Mannheim, Milan, Moscow, New York, Paris, Prague, Riyadh (associated office), Rome, São Paulo, Shanghai, Singapore, Tokyo and Warsaw.

The foregoing opinion is limited to the federal law of the United States of America and the law of the State of New York.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the incorporation by reference of this opinion in any registration statement relating thereto filed by the Republic with the Commission pursuant to Rule 462(b) under the Securities Act and to the references to us under the heading “Validity of the Securities” in the Prospectus and any prospectus relating to any such other registration statement, without thereby admitting that we are “experts” under the Securities Act or the rules and regulations of the Commission thereunder for purposes of any part of the Registration Statement or any such other registration statement, including the exhibit as which this opinion is filed.

Very truly yours,

/s/ Allen & Overy
Allen & Overy